EXHIBIT 23(a)


                          INDEPENDENT AUDITORS' CONSENT


          We consent to the use in this Registration Statement of TXU Australia Holdings (Partnership) Limited Partnership on Form S-1 of our reports dated April 28, 2000 with respect to the consolidated financial statements of TXU Australia Holdings (Partnership) Limited Partnership and Gascor Holdings No. 2 Pty Ltd (which report expresses a qualified opinion and includes an explanatory paragraph relating to the July 1, 1997 valuation of the property, plant and equipment of Gascor), appearing in the Prospectus, which is part of the Registration Statement.

          We also consent to the reference to us under the headings "Experts" and "Selected Consolidated Financial Information" in such Prospectus.


/s/ Deloitte Touche Tohmatsu


Melbourne, Australia
May 5, 2000